SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                          Trans-India Acquisition Corp.
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
                         (Title of Class of Securities)

                                    893237107
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 893237107                                         PAGE 2 OF 9


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Polar Securities Inc.
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [X]
                                                            (b) [ ]
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(3)      SEC USE ONLY
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(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Canada
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NUMBER OF         (5)      SOLE VOTING POWER
                                      -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      809,114
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      809,114
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(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                                      809,114
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(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
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(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                      5.7%
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(12)     TYPE OF REPORTING PERSON
                                      IA
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Schedule 13G

CUSIP No. 893237107                                         PAGE 3 OF 9


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                North Pole Capital Master Fund
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                      Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      444,014
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      444,014
------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                                      444,014
------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
                                      3.1%
------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON
                                      CO
------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 893237107                                         PAGE 4 OF 9

ITEM 1(a).   NAME OF ISSUER:

             Trans-India Acquisition Corp. (the "Company")

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             300 South Wacker Drive
             Suite 1000
             Chicago, IL 60606


ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

             (i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this
                   Schedule 13G directly owned by it.

             (ii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by North Pole and certain discretionary accounts managed by Polar Securities.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.0001 Par Value (the "Shares")

ITEM 2(e).   CUSIP NUMBER:   893237107

Schedule 13G

CUSIP No. 893237107                                         PAGE 5 OF 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             (a) [ ]  Broker or dealer registered under Section 15 of the Act;

             (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

             (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

             (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                      13d-1(b)(1)(ii)(E);

             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

             (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G

CUSIP No. 893237107                                         PAGE 6 OF 9

ITEM 4.   OWNERSHIP.

     Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A. Polar Securities

        (a) Amount beneficially owned: 809,114

        (b) Percent of class: 5.7% (all percentages herein are based on 14,200,000 Shares reported to be outstanding as of November 13, 2008 as reflected in the Form 10-Q filed by the Company on November 14, 2008).

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 809,114 Shares.

            (iii) sole power to dispose or to direct the disposition of:
                  0 Shares.

            (iv) shared power to dispose or to direct the disposition of:
                 809,114 Shares

     B. North Pole

        (a) Amount beneficially owned: 444,014

        (b) Percent of class: 3.1%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0 Shares.

            (ii)  shared power to vote or to direct the vote: 444,014 Shares.

            (iii) sole power to dispose or to direct the disposition of:
                  0 Shares.

            (iv)  shared power to dispose or to direct the disposition of:
                  444,014 Shares

Schedule 13G

CUSIP No. 893237107                                         PAGE 7 OF 9


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Item 4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 893237107                                         PAGE 8 OF 9


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 17, 2009              Polar Securities Inc.
                                       /s/ Paul Sabourin
                                       -----------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer

                                       North Pole Capital Master Fund
                                       By:  Polar Securities Inc.
                                       /s/ Paul Sabourin
                                       -----------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer

Schedule 13G

CUSIP No. 893237107                                         PAGE 9 OF 9


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 17, 2009              Polar Securities Inc.
                                       /s/ Paul Sabourin
                                       -----------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer

                                       North Pole Capital Master Fund
                                       By:  Polar Securities Inc.
                                       /s/ Paul Sabourin
                                       -----------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer